EXHIBIT 99.1

PRESS RELEASE

Date:	July 21, 2003

CONTACTS:

David P. Kershaw Executive Vice President & Chief Financial Officer 315-475-4478	Joseph M. Russo Vice President Marketing and Investor Relations 315-475-6710

Alliance Financial Reports 64% Increase in Second Quarter Net Income

SYRACUSE, NEW YORK {July 21, 2003}

Alliance Financial Corporation (Nasdaq: ALNC), parent of Alliance Bank, N. A., reported net income for the quarter ended June 30, 2003 increased 64% to $2.8 million and diluted earnings per share increased 57% to $0.77 per share compared with the same period in 2002. Net income for the first six months of 2003 increased 35% and diluted earnings per share were up 33% year over year.

Earnings for the second quarter were positively impacted by the sale of the Whitney Point, N.Y. branch and the premium paid for the deposits, which were included as a part of the sale. Excluding the gain associated with the sale of this branch, net income for the second quarter of 2003 rose 8.2%, and diluted earnings per share were up 4.1% over the same period in the prior year.

The Company also reported that its return on average assets for the second quarter 2003 increased to 1.43% compared with 0.91% for the second quarter 2002, while its return on average equity rose to 17.06% compared with 12.31% for the comparable periods. Excluding the gain on the branch sale, the return on average assets was 0.94% and the return on average equity was 11.23% for the quarter ended June 30, 2003.

Jack H. Webb, Chairman and CEO of Alliance Financial Corporation stated “Our continued growth and profitable performance, in a less than favorable interest rate climate and uncertain economy, are reflections of adherence to our strategic plan. The sale of the bank’s Whitney Point branch signals commencement of a new phase in our expansion plans that will target contiguous markets where we perceive attractive opportunities for further growth.”

Year over year second quarter 2003 net interest income declined less than 1%, to $6.7 million as a consequence of a 3.6% increase in average earning assets, generating revenue that nearly offset the negative impact resulting from a 13 basis point decline in the net interest margin. The increase in average earning assets resulted as average loans grew at an 8.5% rate over the prior year second quarter. A decline of 63 basis points in overall asset yields, chiefly attributable to an increase in mortgage loan refinancings at lower market rates, contrasted with a 54-basis point decline in the average rate paid on interest bearing liabilities.

The Bank increased its provision for loan loss expense in the second quarter of 2003, expensing $608 thousand, compared with $534 thousand in the second quarter of 2002. The increase supported both growth and changes in qualitative factors in the loan portfolio. The 2003 second quarter provision expense, however, declined by $345 thousand, or 36%, compared to last quarter. For the quarter ended June 30, 2003, net loan charge-offs, as a percentage of average annualized loans, were 0.29% and comparable with those reported for both the first quarter of 2003 as well as second quarter 2002. At June 30, 2003, the ratio of non-performing loans to total loans was 1.22%, up from a year earlier, but down from 1.33% at the end of the previous quarter.

Non-interest income for the 2003 second quarter, more than doubled compared with the second quarter of 2002, with the significant increase reflecting the sale of the Whitney Point branch. Excluding this one-time event, non-interest income was up 21.6%, the result of increased security gains and growth in service charge income. Non-interest expense for the comparable periods increased less than 1%, reflecting the Bank’s focus on expense management.

As of June 30, 2003, total assets were $781.1 million, increasing $22 million, or 2.9%, compared with June 30, 2002. The growth in assets over the past 12 months reflects a $32.3 million, or 7.9%, increase in loans, partially offset by a reduction of $15.2 million, or 5%, in the investment portfolio. For the comparable periods, the majority of the growth in loans was reported in the residential mortgage and indirect auto loan portfolios. During the quarter ended June 30, 2003, loan portfolio growth continued at a strong pace as total loans increased $17.7 million, or 4.2%. The portfolio growth during the quarter was driven by increases in residential mortgage, commercial, indirect auto, and home equity loan originations. Strong residential mortgage loan originations during the quarter also resulted in sales of $2.3 million to the secondary market. At June 30, 2003, deposits of $542.6 million were down compared with a year ago, reflecting the sale of the Whitney Point branch deposits. Excluding deposits associated with the branch sale, total deposits increased 3.2%. Borrowings of $159.4 million at June 30, 2003 were up 7.4% when compared to June 30, 2002.

Shareholders’ equity at June 30, 2003 was $67.2 million, or 8.6% of assets, compared with $58.2 million, or 7.7% of assets on the same date the prior year. An increase of $9 million, or 15.5%, in shareholders’ equity over the past 12 months reflects the addition of net income after payment of dividends, proceeds from the issuance of common stock, and increases in the market value of the Bank’s investment portfolio. On June 12, 2003, the Company declared its regular quarterly dividend of $0.21 per share. The dividend was paid on July 10, 2003.

For a copy of this release including second quarter 2003 performance highlights and supporting financial information, please refer to the “Press Releases” section of the “Investor Information” module on the Company’s website at www.alliancebankna.com.

Alliance Financial Corporation is an independent bank holding company with one subsidiary, Alliance Bank, N.A., that provides banking, commercial leasing, trust and investment services through 18 office locations in Central New York.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) an increase in competitive pressure in the banking industry; (2) changes in the interest rate environment reduce margins; (3) changes in the regulatory environment; (4) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (5) changes in business conditions and inflation; (6) changes in the securities markets; (7) changes occur in technology used in the banking business; (8) the ability to maintain and increase market share and control expenses; and (9) other factors detailed from time to time in the Company’s SEC filings.